--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 1 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                TALEO CORPORATION
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                         (Title of Class of Securities)

                                   US87424N104
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  |_|  Rule 13d-1(b)

  |_|  Rule 13d-1(c)

  |X|  Rule 13d-1(d)


      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 2 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

   1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
       General Catalyst Group, LLC (EIN 04-3507210)
       -------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See
       Instructions)
       (a) |_|

           ---------------------------------------------------------------
       (b) |_|

           ---------------------------------------------------------------

   3.  SEC Use Only

       -------------------------------------------------------------------

   4.  Citizenship or Place of Organization
       Delaware

       -------------------------------------------------------------------



Number of       5.  Sole Voting Power
Shares              1,673,989 shares
Beneficially        ------------------------------------------------------
Owned by
Each            6.  Shared Voting Power
Reporting           0 shares
Person With         ------------------------------------------------------

                7.  Sole Dispositive Power
                    1,673,989 shares
                    ------------------------------------------------------

                8.  Shared Dispositive Power
                    0  shares
                    ------------------------------------------------------

   9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,989 shares
       -------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
       -------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       8.9%

       -------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       OO
       -------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 3 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

   1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
       General Catalyst Partners, LLC (EIN 04-3507207)
       -------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See
       Instructions)
       (a) |_|

           ---------------------------------------------------------------
       (b) |_|

           ---------------------------------------------------------------

   3.  SEC Use Only

       -------------------------------------------------------------------

   4.  Citizenship or Place of Organization
       Delaware

       -------------------------------------------------------------------

                         Sole Voting Power
Number of          5.    1,673,989 shares
Shares                   -------------------------------------------------
Beneficially
Owned by           6.    Shared Voting Power
Each                     0  shares
Reporting                -------------------------------------------------
Person With
                   7.    Sole Dispositive Power
                         1,673,989 shares
                         -------------------------------------------------

                   8.    Shared Dispositive Power
                         0 shares
                         -------------------------------------------------

   9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,989 shares
       -------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
       -------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       8.9%

       -------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       OO
       -------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 4 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

   1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
       Joel E. Cutler

       -------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See
       Instructions)
       (a) |_|

           ---------------------------------------------------------------
       (b) |_|

           ---------------------------------------------------------------

   3.  SEC Use Only

       -------------------------------------------------------------------

   4.  Citizenship or Place of Organization
       United States of America

       -------------------------------------------------------------------



Number of          5.     Sole Voting Power
Shares                    0 shares
Beneficially              ------------------------------------------------
Owned by
Each               6.     Shared Voting Power
Reporting                 1,673,989 shares
Person With               ------------------------------------------------

                   7.     Sole Dispositive Power
                          0 shares
                          ------------------------------------------------

                   8.     Shared Dispositive Power
                          1,673,989 shares
                         -------------------------------------------------

   9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,989 shares
       -------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
       -------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       8.9%

       -------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       IN

       -------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 5 OF 12
US87424N104                                              PAGES
--------------------                                     -----------------

   1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
       David P. Fialkow

       -------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See
       Instructions)
       (a) |_|

           ---------------------------------------------------------------
       (b) |_|

           ---------------------------------------------------------------

   3.  SEC Use Only

       -------------------------------------------------------------------

   4.  Citizenship or Place of Organization
       United States of America

       -------------------------------------------------------------------


                          Sole Voting Power
Number of          5.     0 shares
Shares                    ------------------------------------------------
Beneficially
Owned by           6.     Shared Voting Power
Each                      1,673,989  shares
Reporting                 ------------------------------------------------
Person With
                   7.     Sole Dispositive Power
                          0 shares
                          ------------------------------------------------

                   8.     Shared Dispositive Power
                          1,673,989 shares
                          ------------------------------------------------

   9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,989 shares
       -------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
       -------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       8.9%

       -------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       IN

       -------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 6 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

                                     SCHEDULE 13G



ITEM 1.

       (a) Name of Issuer
           Taleo Corporation ("Taleo")

           -----------------------------------------------------------------
       (b) Address of Issuer's Principal Executive Offices
           575 Market Street, Eighth Floor, San Francisco, CA 94105
          -----------------------------------------------------------------

ITEM 2.



       ITEM 2(A)                ITEM 2(B)               ITEM 2(C)
-------------------------------------------------------------------------
NAME OF PERSON FILING            ADDRESS             CITIZENSHIP OR
                                                  PLACE OF ORGANIZATION
-------------------------------------------------------------------------


General Catalyst Group,  General Catalyst               Delaware
   LLC                   Partners
                         20 University Road,
                         Suite 450
                         Cambridge, MA 02138


General Catalyst         General Catalyst               Delaware
   Partners, LLC         Partners
                         20 University Road,
                         Suite 450
                         Cambridge, MA 02138


Joel E. Cutler           General Catalyst             United States
                         Partners
                         20 University Road,
                         Suite 450
                         Cambridge, MA 02138


David P. Fialkow         General Catalyst             United States
                         Partners
                         20 University Road,
                         Suite 450
                         Cambridge, MA 02138

         ----------------------------------------------------------------


--------------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 7 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

       (d)Title of Class of Securities
          Class A Common Stock

          -----------------------------------------------------------------
       (e)CUSIP Number

          US87424N104

          -----------------------------------------------------------------

ITEM 3.IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        e) [ ] An investment adviser in accordance with
               Section 240.13d-1(b)(1)(ii)(E);
       (

        f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
       (

        g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
       (

        h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


        Not applicable.


ITEM 4.OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        a) Amount beneficially owned:

           As of December 31, 2005 General Catalyst Group, LLC is the owner of record of the number of shares of Class A Common Stock of Taleo Corporation as set forth next to its name and the remaining parties listed are deemed to beneficially own the number of shares of Class A Common Stock of Taleo Corporation, as set forth next to its or his name:




              LLC:                    SHARES

              General Catalyst Group  1,673,989
              General Catalyst        1,673,989
              Partners, LLC:          Shares (1)
              Mr. Cutler:             1,673,989
                                      Shares (2)
              Mr. Fialkow:            1,673,989
                                      Shares (3)



      (1) General Catalyst Partners, LLC, as managing member of General Catalyst Group, LLC, beneficially owns the reported securities indirectly, but disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

      (2) Joel E. Cutler, as a member of the Board of Managers of General Catalyst Partners, LLC, beneficially owns the reported securities indirectly, but disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

      (3) David P. Fialkow, as a member of the Board of Managers of General Catalyst Partners, LLC, beneficially owns the reported securities indirectly, but disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

      ---------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 9 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

        (b)Percent of class:



              General              8.9% (4)
              Catalyst Group,
              LLC:
              General Catalyst     8.9% (4)
              Partners, LLC:
              Mr. Cutler:          8.9% (4)
              Mr. Fialkow:         8.9% (4)




        (4) The foregoing percentages are calculated based on the 18,755,071 shares of Class A Common Stock outstanding as of December 31, 2005 as reported to the Reporting Persons by the Issuer.

        ------------------------------------------------------------------
        (c) Number of shares as to which the person has:


           ---------------------------------------------------------------
           (i) Sole power to vote or to direct the vote



              General Catalyst      1,673,989
              Group, LLC:           Shares
              General Catalyst      1,673,989
              Partners, LLC:        Shares
              Mr. Cutler:           0 Shares
              Mr. Fialkow:          0 Shares


               -----------------------------------------------------------
            ii)  Shared power to vote or to direct the vote


              General Catalyst Group,        0 Shares
              LLC:
              General Catalyst Partners,     0 Shares
              LLC:
              Mr. Cutler:                    1,673,989
                                             Shares
              Mr. Fialkow:                   1,673,989
                                             Shares



              -----------------------------------------------------------


-------------------------------------------------------------------------

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 10 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

           (iii) Sole power to dispose or to direct the disposition of



              General Catalyst         1,673,989
              Group, LLC:              Shares
              General Catalyst         1,673,989
              Partners, LLC:           Shares
              Mr. Cutler:              0 Shares
              Mr. Fialkow:             0 Shares



              -----------------------------------------------------------

            (iv)  Shared power to dispose or to direct the disposition of



              General Catalyst Group,      0 Shares
              LLC:
              General Catalyst Partners,   0 Shares
              LLC:
              Mr. Cutler:                  1,673,989
                                           Shares
              Mr. Fialkow:                 1,673,989
                                           Shares




ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH

        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING

        COMPANY OR CONTROL PERSON

        Not applicable.

ITEM    8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable. General Catalyst Group, LLC, General Catalyst Partners, LLC, Joel E. Cutler and David P. Fialkow expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J) of the Act.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 11 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------


                                       SIGNATURE


      After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1.


Dated:  February 10, 2006


                                    GENERAL CATALYST GROUP, LLC

                                    By:/s/ William J. Fitzgerald
                                       ----------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Group, LLC


                                    GENERAL CATALYST PARTNERS, LLC

                                    By:/s/ William J. Fitzgerald
                                       ----------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Partners, LLC


                                    /s/ Joel E. Cutler
                                    -------------------------------------
                                    Joel E. Cutler


                                    /s/ David P. Fialkow
                                    -------------------------------------
                                    David P. Fialkow

--------------------                                     -----------------
CUSIP NO.                           13G                  PAGE 12 OF 12
 US87424N104                                             PAGES
--------------------                                     -----------------

EXHIBIT 1
---------

                                       AGREEMENT


      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Class A Common Stock of Taleo Corporation.


Dated:  February 10, 2006

                                    GENERAL CATALYST GROUP, LLC

                                    By:/s/ William J. Fitzgerald
                                       ----------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Group, LLC


                                    GENERAL CATALYST PARTNERS, LLC

                                    By:/s/ William J. Fitzgerald
                                       ----------------------------------
                                    William J. Fitzgerald
                                    Chief Financial Officer of General
                                    Catalyst Partners, LLC


                                    /s/ Joel E. Cutler
                                    -------------------------------------
                                    Joel E. Cutler


                                    /s/ David P. Fialkow
                                    -------------------------------------
                                    David P. Fialkow